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                                                                    EXHIBIT 11.3

                              HUGHES SUPPLY, INC.

          COMPUTATION OF PRO FORMA COMBINED PRIMARY EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   YEAR ENDED
                                                                                  JANUARY 26,
                                                                                      1996
                                                                                  ------------
Pro Forma combined net income...................................................    $ 29,476
                                                                                  ==========
Weighted average shares outstanding:
  Common stock and equivalents..................................................       7,346
  Shares issued pursuant to PVF acquisition(1)..................................         670
                                                                                  ------------
Total shares....................................................................       8,016
                                                                                  ------------
Pro forma combined primary earnings per share...................................    $   3.68
                                                                                  ==========

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(1) Shares issued pursuant to the acquisition of PVF have been included in the computation of common and common equivalent shares as if they were outstanding since January 27, 1996.